Exhibit 99.1

PRESS RELEASE

Community Bancorp. Reports Earnings and Dividend

October 16, 2014	For immediate release

For more information, contact: Stephen Marsh, President & CEO at (802) 334-7915

Trading Symbol:  CMTV
(traded on the OTCBB)

Derby, VT: Community Bancorp., the parent company of Community National Bank, has reported earnings for the third quarter ended September 30, 2014, of $1,377,189 or $0.28 per share compared to $1,354,933 or $0.28 per share for the third quarter of 2013.  Year to date earnings for 2014 were $3,733,140 or $0.75 per share compared to $3,635,055 or $0.74 per share a year ago.

Total assets at September 30, 2014 were $572,217,942 compared to $573,667,404 at year end and $564,094,499 at September 30, 2013.  The increase in assets, year over year, is due to increases in loans and municipal notes of $11,912,975 and $8,852,843 respectively.

President and CEO Stephen Marsh commented on the third quarter results.  “We are committed to meeting the borrowing needs of our customers and pleased to see growth in the commercial and municipal sectors.  The asset growth is supporting asset yields during this low rate environment providing an increase in net interest income which helped to offset the decrease in income from sold loans.  With the refinance boom well behind us, our mortgage business has normalized, relying on new home purchases and non-rate related refinances to generate home mortgages. Furthermore, operating expenses have been stable, resulting in an increase in earnings in both the quarter and year to date comparisons.  These positive results are attributed to the hard work and dedication of our employees.  We are in these communities to serve.”

As previously announced, the Company has declared a quarterly cash dividend of $0.16 per share payable November 1, 2014 to shareholders of record as of October 15, 2014.

Community National Bank is an independent bank that has been serving its communities since 1851, with offices located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier, Barre, Lyndonville, Morrisville and Enosburg Falls.

Forward Looking Statements

This press release contains forward-looking statements, including, without limitation, statements about the Company’s financial condition, capital status, dividend payment practices, business outlook and affairs.  Although these statements are based on management’s current expectations and estimates, actual conditions, results, and events may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company’s control.  Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) general economic or monetary conditions, either nationally or regionally, continue to decline, resulting in a deterioration in credit quality or diminished demand for the Company’s products and services; (2) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the financial industry generally or the Company’s business in particular, or may impose additional costs and regulatory requirements; (3) interest rates change in such a way as to reduce the Company’s interest margins and its funding sources; and (4) competitive pressures increase among financial services providers in the Company’s northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems.